Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER RESULTS

DALLAS--(BUSINESS WIRE)--November 7, 2016-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the third quarter of 2016. For the third quarter of 2016, the Company generated a net loss of $59.8 million, or $0.15 per diluted share as compared to net income of $60.3 million or $0.15 per share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $36.5 million or $0.09 per diluted share for the third quarter of 2016.

Commenting today, Andrew G. Inglis, chairman and chief executive officer, said:

“With the delivery of first oil from the TEN project and progress toward restoring full operating capability at Jubilee, our asset in Ghana has reached an important inflection point.  We are now generating the free cash flow that will enable Kosmos to continue to grow organically. In addition, the quality of our exploration portfolio has never been stronger. Following our world-class gas discoveries offshore Mauritania and Senegal, we are currently designing a multi-well drilling program, to begin mid-2017, that we believe will target some of the largest un-drilled exploration prospects identified along the Atlantic Margins.”

Third quarter 2016 oil revenues were $47 million versus $97 million in the same quarter of 2015, on sales of 0.9 million barrels of oil for 2016 as compared to 1.9 million barrels in 2015.  Third quarter 2016 oil revenues exclude $45 million of derivative settlements. Realized oil revenues, including the impact of the Company’s hedging program, were $96.49 per barrel of oil sold in the third quarter of 2016 compared to $85.09 per barrel of oil sold in the year-ago quarter. At the end of the quarter, the Company was in a net underlift position of approximately 1.0 million barrels of oil.

Other income during the quarter was $20 million, which is the first payment for loss of production income (LOPI) insurance coverage associated with the Jubilee turret bearing issue.

Production expense for the current quarter was $14 million, or $14.33 per barrel, versus $23 million, or $12.52 per barrel, in the third quarter of 2015. The decrease in total production expense was primarily attributable to selling one cargo during the third quarter 2016 as compared to two cargos sold in 2015. The increase on a per barrel basis was impacted by the additional operating costs related to the turret bearing issue.

Facilities insurance modifications expense during the third quarter was $6 million. These costs are related to converting the Jubilee FPSO into a permanently spread moored production facility, which we have previously referred to as capital costs.

Exploration expenses totaled $66 million for the third quarter, compared to $19 million in the same period of 2015. Included in the quarter were approximately $47 million of costs associated with the stacking of the Atwood Achiever.

Depletion and depreciation expense for the quarter was $18 million, or $18.84 per barrel. This was a decrease from $19.46 per barrel in the third quarter of 2015, primarily attributable to reserve additions at Jubilee at year-end 2015.

General and administrative expenses were $22 million during the third quarter, an 18 percent decrease compared to the same period in 2015.

The third quarter results included a mark-to-market gain of $16.9 million related to the Company’s oil derivative contracts. At September 30, 2016, the Company’s hedging position had a total mark-to-market value of $57 million.

We recognized income tax expense for the third quarter of 2016 of $8 million, primarily related to income tax expense in Ghana.

Total capital expenditures in the third quarter were $123 million. Through the third quarter, capital expenditures totaled $557 million, with the full-year 2016 forecast remaining at approximately $650 million.

During the third quarter Kosmos successfully concluded its semi-annual bank re-determination process on our reserves-based lending facility which resulted in a $40 million increase to the borrowing base. The borrowing base is now approximately $1,467 million with $617 million of undrawn availability.

Kosmos exited the third quarter of  2016 with approximately $1.1 billion of liquidity and $1.2 billion of net debt.

Operational Update

During the third quarter, gross sales volumes from the Jubilee field averaged approximately 91,000 barrels of oil per day (bopd). Production during the quarter was impacted by downtime associated with the turret bearing issue identified on the Jubilee FPSO in February 2016. This issue required the implementation of new operating procedures, including the use of tug boats for heading control and a dynamically positioned (DP) shuttle tanker and a storage vessel for offloading. These new operating procedures are working effectively,  underpinning the operator’s guidance for gross sales volumes from the Jubilee field of 85,000 bopd in the second half of 2016.

Kosmos and its partners have made good progress towards converting the Jubilee FPSO to a permanently spread moored facility. The first phase of this work involves the interim spread mooring of the FPSO, and includes locking the turret and the installation of a stern anchoring system.  In early September locking of the turret was completed,  and the remaining interim spread moor work commenced in early October. The first phase of work is on schedule and is expected to be complete by year-end 2016,  eliminating the need for tug boats currently being used for heading control.

The partners then plan a second phase of work to permanently spread moor the FPSO at its optimal heading, subject to government review. This phase of work is expected to be completed in the first half of 2017 and would require an 8-12 week shutdown. Upon completion of the second phase, production is expected to return to the levels achieved before the turret bearing issue occurred. These two phases of work are expected to cost up to $150 million gross which will be accounted for as facilities insurance modifications expense. A deepwater offloading buoy, anticipated to be installed in the first half 2018, is intended to restore full offloading functionality and remove the need for the DP shuttle and storage tankers and associated operating costs.

Kosmos anticipates that the financial impact of lower Jubilee production as well as the additional expenditures associated with the repair to the FPSO and the additional costs of the interim operating procedures will be mitigated through a combination of the Hull and Machinery (H&M) insurance, procured on behalf of the partnership, and the Loss of Production Income (LOPI) insurance procured by Kosmos. During the quarter, Kosmos made good progress on advancing the insurance recovery process, and coverage under both policies has now been confirmed by the insurers. In the third quarter, we reached an agreement with our LOPI insurers on the payment terms and process, and the agreement is now functioning smoothly with over $40 million in claims accepted as of October 31, 2016. Currently, the partnership is working on a similar agreement for claims and reimbursements under the H&M policy.

In mid-August, we achieved first oil on the TEN project and the 11 development wells in the initial phase of drilling have been completed as of early October. The field produced an average of 24,000 bopd gross when on line during the third quarter and is currently producing approximately 50,000 bopd gross. During startup, ramp-up of field production has been managed along with water injection to ensure proper management of the reservoir. Water injection has now increased to approximately  100,000 barrels of water per day, which we expect will allow a  gradual ramp-up in oil production to test the TEN FPSO capacity around the end of the year. Gas commissioning is ongoing with the objective to begin gas injection into the Ntomme reservoir by year-end. Kosmos anticipates to lift its first cargo from TEN in the fourth quarter.

During the third quarter Kosmos began 3D seismic surveys over Blocks C8 and C13 offshore Mauritania as well as Blocks 42 and 45 in Suriname. In October, Kosmos acquired Block C6 in Mauritania with a 90% interest and operatorship. Block C6 offers an extension of the play and prospects identified in Kosmos’ Block C12, and Kosmos plans to acquire additional seismic over Blocks C12 and C6 later this year.

Recently, Kosmos reached an agreement with a subsidiary of Galp Energia, SGPS S.A. (GALP) to farm out a twenty percent non-operated stake of the Company’s interest in Blocks 5, 11, and 12 offshore Sao Tome and Principe. Based on the terms of the agreement, Galp will pay a proportionate share of Kosmos’ past costs in the form of a partial carry on the 3D seismic survey expected to begin in the first quarter of 2017.  The transaction is expected to close prior to year-end, subject to government approval and other customary closing conditions.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2016 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. Our assets include existing production and development projects offshore Ghana, large discoveries offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Portugal, Sao Tome and Principe, Suriname, Morocco and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos . For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) depletion and depreciation, (ii) exploration expenses, (iii) interest and other financing costs, net, (iv) unrealized (gain) loss on commodity derivatives, (v) income tax expense, (vi) equity-based compensation, (vii) (gain) loss on sale of oil and gas properties, (viii) restructuring charges and (ix) similar other material items, which management believes affect the comparability of operating results. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues and other income:
Oil and gas revenue	$46,628	$96,584	$154,259	$324,948
Gain on sale of assets	—	—	—	24,651
Other income	20,001	(1,266)	20,179	89
Total revenues and other income	66,629	95,318	174,438	349,688

Costs and expenses:
Oil and gas production	13,574	23,157	75,647	75,481
Facilities insurance modifications	5,946	—	5,946	—
Exploration expenses	66,238	18,904	126,498	132,384
General and administrative	21,914	26,692	59,672	106,538
Depletion and depreciation	17,838	35,995	66,031	110,534
Interest and other financing costs, net	11,066	9,926	30,268	29,675
Derivatives, net	(16,891)	(142,129)	33,752	(129,579)
Other expenses, net	(795)	290	13,768	5,184
Total costs and expenses	118,890	(27,165)	411,582	330,217

Income (loss) before income taxes	(52,261)	122,483	(237,144)	19,471
Income tax expense (benefit)	7,502	62,218	(10,064)	113,307
Net income (loss)	$(59,763)	$60,265	$(227,080)	$(93,836)

Net income (loss) per share:
Basic	$(0.15)	$0.16	$(0.59)	$(0.25)
Diluted	$(0.15)	$0.15	$(0.59)	$(0.25)

Weighted average number of shares used to compute net income (loss) per share:
Basic	386,026	383,924	385,130	382,603
Diluted	386,026	390,586	385,130	382,603

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$109,040	$275,004
Receivables	91,875	138,032
Other current assets	185,686	321,112
Total current assets	386,601	734,148

Property and equipment, net	2,758,218	2,322,839
Other non-current assets	156,998	146,063
Total assets	$3,301,817	$3,203,050

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$173,972	$295,689
Accrued liabilities	100,430	159,897
Other current liabilities	8,055	1,155
Total current liabilities	282,457	456,741

Long-term liabilities:
Long-term debt	1,319,094	860,878
Deferred tax liabilities	483,740	502,189
Other non-current liabilities	88,280	57,729
Total long-term liabilities	1,891,114	1,420,796

Total shareholders’ equity	1,128,246	1,325,513
Total liabilities and shareholders’ equity	$3,301,817	$3,203,050

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating activities:
Net income (loss)	$(59,763)	$60,265	$(227,080)	$(93,836)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	20,389	38,549	73,684	118,307
Deferred income taxes	3,108	54,214	(16,821)	77,229
Unsuccessful well costs	309	776	2,609	87,379
Change in fair value of derivatives	(17,996)	(139,311)	37,179	(127,706)
Cash settlements on derivatives, net(1)	44,707	59,790	144,522	153,065
Equity-based compensation	9,229	13,873	30,391	62,400
Gain on sale of assets	—	—	—	(24,651)
Loss on extinguishment of debt	—	—	—	165
Other	(1,711)	754	13,358	6,731
Changes in assets and liabilities:
Net changes in working capital	(39,817)	100,116	(123,465)	13,396
Net cash provided by (used in) operating activities	(41,545)	189,026	(65,623)	272,479

Investing activities:
Oil and gas assets	(88,552)	(175,148)	(506,256)	(559,342)
Other property	(402)	(257)	(1,003)	(793)
Proceeds from sale of assets	14	89	210	28,692
Restricted cash	1,840	(20)	(41,362)	(9,594)
Net cash used in investing activities	(87,100)	(175,336)	(548,411)	(541,037)

Financing activities:
Borrowings under long-term debt	125,000	100,000	450,000	100,000
Payments on long-term debt	—	—	—	(200,000)
Net proceeds from issuance of senior secured notes	—	—	—	206,774
Purchase of treasury stock	(132)	(26)	(1,930)	(17,981)
Deferred financing costs	—	(240)	—	(9,031)
Net cash provided by financing activities	124,868	99,734	448,070	79,762

Net increase (decrease) in cash and cash equivalents	(3,777)	113,424	(165,964)	(188,796)
Cash and cash equivalents at beginning of period	112,817	252,611	275,004	554,831
Cash and cash equivalents at end of period	$109,040	$366,035	$109,040	$366,035

(1)

Cash settlements on commodity hedges were $44.7 million and $60.8 million for the three months ended September 30, 2016 and 2015, respectively, and $146.5 million and $154.3 million for the nine months ended September 30, 2016 and 2015, respectively.

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

					Twelve Months
	Three Months Ended		Nine Months Ended		Ended
	September 30,		September 30,		September 30,
	2016	2015	2016	2015	2016
Net income (loss)	$(59,763)	$60,265	$(227,080)	$(93,836)	$(203,080)
Exploration expenses	66,238	18,904	126,498	132,384	150,317
Facilities insurance modifications	5,946	—	5,946	—	5,946
Depletion and depreciation	17,838	35,995	66,031	110,534	111,463
Equity-based compensation	9,229	13,873	30,391	62,400	43,048
Derivatives, net	(16,891)	(142,129)	33,752	(129,579)	(47,318)
Cash settlements on commodity derivatives	44,748	60,823	146,514	154,324	217,683
Inventory impairment and other	(1,221)	—	12,823	—	12,823
Gain on sale of assets	—	—	—	(24,651)	—
Interest and other financing costs, net	11,066	9,926	30,268	29,675	37,802
Income tax expense (benefit)	7,502	62,218	(10,064)	113,307	31,901
EBITDAX	$84,692	$119,875	$215,079	$354,558	$360,585

Adjusted Net Income

(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss)	$(59,763)	$60,265	$(227,080)	$(93,836)

Derivatives, net	(16,891)	(142,129)	33,752	(129,579)
Cash settlements on commodity derivatives	44,748	60,823	146,514	154,324
Gain on sale of assets	—	—	—	(24,651)
Facilities insurance modifications	5,946	—	5,946	—
Inventory impairment and other	(1,221)	—	12,823	4,316
Total selected items before tax	32,582	(81,306)	199,035	4,410

Income tax expense on adjustments(1)	(9,323)	28,457	(66,769)	(10,114)
Income tax expense related to tax shortfall associated with IPO equity awards	—	—	—	16,371
Adjusted net income (loss)	$(36,504)	$7,416	$(94,814)	$(83,169)

Net income (loss) per diluted share	$(0.15)	$0.15	$(0.59)	$(0.25)

Derivatives, net	(0.04)	(0.36)	0.09	(0.34)
Cash settlements on commodity derivatives	0.11	0.16	0.38	0.40
Gain on sale of assets	—	—	—	(0.06)
Facilities insurance modifications	0.01	—	0.02	—
Inventory impairment and other	—	—	0.03	0.01
Total selected items before tax	0.08	(0.20)	0.52	0.01

Income tax expense on adjustments(1)	(0.02)	0.07	(0.18)	(0.02)
Income tax expense related to tax shortfall associated with IPO equity awards	—	—	—	0.04
Adjusted net income (loss) per diluted share	$(0.09)	$0.02	$(0.25)	$(0.22)

Weighted average number of diluted shares	386,026	390,586	385,130	382,603

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Oil Revenue Summary

(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net Oil Volume Sold (MMBbls)	0.947	1.850	3.791	5.695

Oil revenue	$46,628	$96,584	$154,259	$324,948
Cash settlements on commodity derivatives	44,748	60,823	146,514	154,324
Realized oil revenue	$91,376	$157,407	$300,773	$479,272

Per Barrel:
Oil revenue	$49.24	$52.21	$40.69	$57.06
Cash settlements on commodity derivatives	47.25	32.88	38.65	27.10
Realized oil revenue	$96.49	$85.09	$79.34	$84.16

Underlifted by approximately 1,040 thousand barrels as of September 30, 2016.

Hedging Summary

As of September 30, 2016(1)

(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2016 :
Three-way collars	0.503	$85.00	$—	$110.00	$135.00
Swaps with puts	0.500	$75.00	$60.00	$—	$—
Purchase puts	0.501	$85.00	$—	$—	$—

2017 :
Swaps with puts/calls	2.000	$72.50	$55.00	$—	$90.00
Swaps with puts	2.000	$64.95	$50.00	$—	$—
Three-way collars	3.002	$45.00	$30.00	$57.50	$—

2018 :
Three-way collars	2.913	$56.57	$41.57	$65.90	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of September 30, 2016 and hedges added since quarter-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note:  Excludes 2.0 MMBbls of sold (short) calls with a strike price of $85.00/Bbl in 2017, 2.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

Source: Kosmos Energy Ltd.

Investor Relations

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+1-214-445-9628

nshah@kosmosenergy.com

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rwilliams@kosmosenergy.com

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